EXHIBIT 10.6

SOFTWARE LICENSE AGREEMENT

                    THIS AGREEMENT is made this 15th day of June, 2001.

B E T W E E N:

DOT COM (ANTIGUA) LTD., a corporation incorporated pursuant to the laws of Antigua;

                    (hereinafter referred to as the "Licensor")

OF THE FIRST PART;

- and -

THE CYBERBINGO CORPORATION, a corporation incorporated pursuant to the laws of Antigua;

                    (hereinafter referred to as the "Licensee")

OF THE SECOND PART.

        WHEREAS the Licensee wishes to license the Software (as hereinafter defined) and obtain related technical and advisory services from the Licensor;

        NOW THEREFORE WITNESSETH that in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

1.     Definitions

        The parties agree that, in this Agreement, the following terms have the following meanings:

(a)	"Royalty" means the royalty to be paid by the Licensee to the Licensor, as more particularly described in section 3(ii) hereof.

(b)	"Effective Date" shall mean June 1, 2001.

(c)	"Software" means collectively the Bingo Software and the Casino Software computer programs licensed to the Licensee hereunder in object code form only and as set out in Schedule "A" attached hereto, and each copy of any up-dated variation of or enhancement to such computer programs.

(d)	"Bingo Software" means the computer programs licensed to the Licensee hereunder in object code form only and as set out in Schedule "A" attached hereto, and each copy of any up-dated variation of or enhancement to such computer programs.

(e)	"Casino Software" means the computer programs licensed to the Licensee hereunder in object code form only and as set out in Schedule "A" attached hereto, and each copy of any up-dated variation of or enhancement to such computer programs.

(f)	"Old Software" means the computer programs licensed to the Licensee and presently in use.

(g)	"Software Start-Up Date" shall be no later than thirty (30) days from the Software Delivery Date, or such other date as the parties may agree in writing.

(h)	"Software Delivery Date" shall mean on or before October 15, 2001 or other such date that the Licensor and Licensee may agree in writing.

(i)	"Confidential Information" means the information provided by one party to the other and designated as confidential in writing. Confidential Information does not include information which is: publicly available or becomes so other than by acts of a party; received by a party prior to it being provided by one party to the other; or, received by a party from a third party where the third party is not in breach of a duty not to disclose such information, and includes, without limitation, the information referred to in any schedule attached hereto.

(j)	"dot com" means dot com Entertainment Group, Inc..

(k)	"Intellectual Property" means the intellectual property or other rights licensed under this Agreement including, without limitation, the copyrights subsisting in the Software, the Confidential Information, and all of the above as they are embodied in the Software and Related Materials.

(l)	"Installation Fees" means the installation fees described in section 3(i).

(m)	"Net Sales" shall mean, for any calendar month, the total amount of cash sales generated by the Licensee and attributable to the use of the Bingo and/or Casino games, minus any pay-outs paid by the Licensee to any players using the Software. Net Sales shall not include payments made to the Licensee's affiliates.

(n)	"Product Specification(s)" means the functional specifications for the Software and the services used by the Licensee and includes such further functional specifications as may be agreed upon by the Licensor and Licensee from time to time as set out in Schedule "A" attached hereto.

(o)	"Related Materials" means any and all human readable documentation which is produced in relation to, and which is to be delivered with, the Software, and such other documentation, which may thereafter be provided by the Licensor and includes such documentation that is necessary for use of the Software by the Licensee.

(p)	"Term" has the meaning set out in Section 7 hereof.

(q)	The following are the schedules attached to and incorporated into this Agreement by reference, and deemed to be a part hereof:

Schedule "A" - The Software Schedule "B" - Royalty Sliding Scale Schedule "C" - Support Agreement

2.    License Grant

(a)	The Licensor hereby grants a non-exclusive and non-transferable license to the Licensee to use the Software together with the Related Materials and Intellectual Property associated therewith during the Term, subject to the terms and conditions of this Agreement.

(b)

Except as may otherwise be provided in this Agreement, the Licensee hereby covenants and agrees to not use or grant further licenses for the use of the Software, the Related Materials or the Intellectual Property in relation thereto during the Term, unless the Licensee has obtained prior written authorization from the Licensor

(c)	The license granted herein shall include a license authorizing the Licensee to continue to use the Old Software, until such time that the Licensee's player database is available to be accessed by the Software. The parties agree that they will assist each in the conversion of the Licensee's database to the Software prior to October 15, 2001 and each of the Licensor and Licensee acknowledge that is the Licensor's intention to cease supporting the Old Software commencing on October 15, 2001. The parties agree to use their best efforts to cease using the Old Software prior to October 15, 2001.

(d)	The parties to this agreement acknowledge and agree that the Software may be accessed by independent affiliates (the "Affiliates") who will bring player traffic into the Licensee's website. Each Affiliate will have a unique client identification number, which will allow the Licensee and the Affiliate to determine the sales, redemptions and any other activity relating to players who access the software through the Affiliate's web-site.

(e)	The Licensor, it its discretion acting reasonably, shall at any time throughout the Term, be authorized to require that an Affiliate's access into the Licensee's system be terminated, should the content of the Affiliate's website, or the conduct of the Affiliate, be inconsistent with the provisions or spirit of this License Agreement.

3.     Fees and Royalty Payments

(i)

In consideration of the license granted for the Software herein the Licensee agrees to pay to the Licensor a software installation and implementation fee in the amount of One Hundred and Fifty Thousand dollars (US$150,000.00) (collectively the "Installation Fee") representing Seventy-Five Thousand (US$75,000.00) dollars for the Bingo Software and Seventy-Five Thousand (US$75,000.00) dollars for the Casino Software, such fee to be paid on or before the Software Delivery/Startup Date as set out herein:

The parties agree that the Delivery / Startup Date for the downloadable Bingo Software shall be on or before the 15th of October, 2001.

(ii)

In addition to the Installation Fee, commencing on the Effective Date the Licensee agrees to pay to the Licensor a payment equal to the appropriate percentage of the Net Sales as a Royalty, as more particularly set out in the Sliding Royalty Rate schedule as Schedule "B" attached hereto (the "Royalty"). The Royalty shall be paid no later than the 15th day of each and every month following the Software Start-Up Date during the Term, calculated as to the appropriate percentage on all Net Sales generated for that month.

(iii)

The Licensee covenants and agrees with the Licensor that it shall not artificially increase the cash redemptions or payouts paid to players in any month, the result being to artificially reduce the payment of the Royalty payments to the Licensor. In the event the Licensor, acting reasonably, identifies irregularities in the cash redemptions or payouts to players or the Royalty payable to the Licensor, the Licensee agrees to immediately have such payout calculations reviewed by an auditor selected by the Licensor, such auditor to be paid for by the Licensor; provided that if the resulting audit shows a discrepancy of more than 3% in the Royalty, the Licensee shall immediately pay the Licensor the resulting increased Royalty and the Licensee agrees to be fully responsible for 100% of all payments to the auditor and any other related expenses.

4.    Obligations of the Parties

(a)	The Licensor shall provide the following to the Licensee:

	(i)	access to its testing environment, should same be required, where pre-installation development of the Licensee's gaming portal can be housed in accordance with the Licensor's installation and support requirements;

	(ii)	assistance in the integration of the Licensee's systems, in accordance with the terms of the Licensor's Support Agreement, which is attached hereto in Schedule "C";

	(iii)	an up-to-date version of the Software, along with any Related Materials;

	(iv)	support from defects associated with the Software, in accordance with the terms of the Licensor's Support Agreement which is attached hereto in Schedule "C";

	(v)	upgrades to the Software, such to be delivered within a reasonable time of it becoming available, from time to time, in accordance with the terms of the Licensor's Support Agreement which is attached hereto in Schedule "C";

	(vi)	it will deposit the source code of the software with an escrow agent to be agreed upon by the Licensor and Licensee to be held by the agent in escrow during the term of this agreement and will enter into an escrow agreement with the Licensee whereby, inter alia the said source code shall be delivered to the Licensee only in accordance with the provisions of the escrow agreement;

	(vii)	licensee uses a domain name that the Licensor has advised is substantially similar or confusing with any of the names so used by the Licensor or its existing clients. The Licensor acknowledges that the Licensee may operate its bingo e-gaming site(s) under the domain name www.cyberbingo.net among other possible names; or.

(b)	During the Term, the Licensee agrees to:

	(i)	provide an Internet-ready location including all hardware, software, e-commerce and other requirements necessary to operate the Software in accordance with the Licensor's specifications;

	(ii)	launch the Software on or prior to the Software Start-Up Date;

	(iii)	establish, administer, operate and maintain the Internet web-site in accordance with the Licensee's past practice as an Internet Bingo portal;

	(iv)	provide all required support, access, reporting and other requirements to the Licensor to assist in the furtherance of this Agreement in good faith;

	(v)	make available to the Licensor all financial accounting and related management reporting data and systems in electronic format required by the Licensor to determine the Royalty as defined in paragraphs 1(a) & 3(ii);

	(vi)	pay all fees and expenses associated with the support of the Software, if any, such fees and expenses to be determined by the Licensor's Support Agreement which is attached hereto in Schedule "C";

	(vii)	include in a prominent section of its home page, or the home page of all Affiliates, a statement or trademark acceptable to the Licensor confirming that the Software is licensed to the Licensee by the Licensor. The parties agree that the words "powered by dot com Entertainment Group", will appear with Licensor's corporate logo; and

	(viii)	operate the Software in a fair and reasonable manner, consistent with the odds, payouts and general fairness used and approved by reputable gaming commissions and regulatory bodies around the world. Should the Licensee operate the Software pursuant to a standard which is inconsistent with the odds, payouts and general fairness used and approved by reputable gaming commissions and regulatory bodies around the world, Licensee agrees to post on its homepage, or the homepage of any Affiliates, a notice to its players, identifying specifically the odds, changes to playing methodologies and general fairness policies employed.

5.    Users of the Software

        The Licensee agrees that it will be the only user of the Software, subject to paragraph 2(c) above.

6.    Software Support and Maintenance

        The parties agree that any support services to be provided hereunder shall be provided only upon the completion of an agreement for support services, such agreement to use the Licensor's standard form, which is attached hereto at Schedule "C" (the "Support Agreement").

7.    Term

        The term of this Agreement shall be the period commencing on the date first above written and concluding on the date, which is ten (10) years after the Software Start-Up Date (the "Term"). The parties agree that the Licensee will have the option to renew this Agreement for additional terms of five (5) years on the same terms and conditions, save for the license fee which will be waived by the Licensor.

8.    Termination

(a)	Either the Licensor or Licensee may terminate this Agreement, before the Expiration Date and immediately upon the giving of written notice, to the other party, upon the occurrence of any of the following events:

	(i)	the insolvency of the other party; or

	(ii)	the other party executes an assignment for the benefit of its creditors; or

	(iii)	the other party dissolves, is wound up or ceases to carry on business; or

	(iv)	the other party becomes subject to receivership, bankruptcy or similar proceedings.

(b)	The Licensee shall be entitled to terminate this agreement upon a fundamental breach of the Agreement.

(c)	The Licensee will be in breach of this Agreement and the Licensor may terminate this Agreement immediately upon giving written notice to the Licensee if:

	(i)	Licensee habitually fails to pay any amount owing hereunder, including, without limitation, the installation fees or the Royalty, for more than fifteen (15) days after receiving written notice thereof from the Licensor or if the Licensor's legal counsel following the due date for any such payment; or

	(ii)	The Licensee denies the Licensor access to any aspect of the Licensor's financial accounting system which in the Licensor's sole discretion, is deemed relevant to the Licensee's calculation of the Royalty for more than seven (7) days after receiving written notice thereof from the Licensor or the Licensor's legal counsel; or

	(iii)	Licensee continues to fail to report on a timely basis to the Licensor in accordance with the terms of the Agreement for more than seven (7) days after receiving written notice thereof from the Licensor or the Licensor's legal counsel; or

	(iv)	Licensee uses or notifies the Licensor of its intention to use a trademark or other intellectual property owned by the Licensor; or

	(v)	Licensee fails to officially launch the appropriate Software within 120 days from the Software Delivery Date;

(d)	Licensee may terminate this Agreement on thirty (30) days written notice if the Licensor is not able to rectify any material defect in the Software for more than thirty (30) days after receiving written notice thereof from the Licensee or the Licensee's legal counsel.

(e)	Upon the occurrence of a material default not otherwise specifically dealt with under this Agreement, by either party, and the failure of such defaulting party to cure such material default within thirty (30) days after receiving written notice thereof from the other party, this Agreement may be terminated by the other party by giving written notice of termination to the defaulting party, such termination to be immediately effective upon the receipt of such notice of termination, and without limitation to any other remedies available to the other party.

(f)	Upon expiration of the Term or termination of this Agreement, the Licensee shall return or destroy all copies of the Software and Related Materials in the Licensee's possession to the Licensor; except if the termination is due to the Licensor's breach of section 8(a). The Licensee agrees to provide to the Licensor a certificate from an officer of the Licensee confirming that all Related Materials and the Software have been returned in accordance with this part and is generally required hereunder.

9.     Additional Representations, Warranties and Covenants

(a)	The Licensor and Licensee as applicable represent, warrant and covenant to each other as follows:

	(i)	each is duly incorporated and subsisting under the laws of its place of incorporation;

	(ii)	each has the power to and is authorized to enter into this Agreement;

	(iii)	the carrying out of this Agreement will not breach or interfere with any other agreement which the respective party has entered into;

	(iv)	neither will enter into another agreement, or initiate any act or omission, the carrying out of which may cause a material breach under this Agreement;

	(v)	the Licensee will assume responsibility for determining the legality of using the Software, including, without limitation, accepting wagers in whichever jurisdictions they choose to market to and receive wagers from;

	(vi)	the Licensee will undertake all reasonable efforts to prevent persons from using the Software for use as a money-laundering vehicle;

	(vii)	neither will conduct any activity which can be deemed unlawful in their operating jurisdiction;

	(viii)	the Licensee will not make use of any of the Software to power an Affiliate who operates a web-site, without the express prior written consent of the Licensor. The Licensor will provide its written consent within 24 hours of notice of same, such consent not to be unreasonably withheld;

	(ix)	The Licensee will not make use of a URL or domain name which is substantially similar or confusing with those owned by the Licensor;

	(x)	operate the Software in a fair and reasonable manner, consistent with the odds, payouts and general fairness used and approved by reputable gaming commissions and regulatory bodies around the world. Should the Licensee operate the Software pursuant to a standard which is inconsistent with the odds, payouts and general fairness used and approved by reputable gaming commissions and regulatory bodies around the world, Licensee agrees to post on its website a notice to its players, identifying specifically the odds, changes to playing methodologies and general fairness policies employed;

	(xi)	The Licensor and the Licensee shall not make use of any trademark, trade name, copyright or other intellectual property owned or licensed by the Licensee or Licensor, without the express written consent of the other party

	(xii)	No employee of the Licensee, in the jurisdiction in which it operates, shall have a criminal record.

(b)	The Licensor warrants as follows:

	(i )	the Software will perform and function in accordance with the Related Materials:

	(ii)	it is the owner of the Software together with the Related Materials and Intellectual Property;

	(iii)	subject to the Licensee's responsibility for determining the legality of using the Software pursuant to this Agreement, the Licensor has the right to license the Software together with the Related Materials and Intellectual Property pursuant to the provisions hereof and the same are free of any liens or encumbrances;

	(iv)	subject to the Licensee's responsibility for determining the legality of using the Software pursuant to this Agreement, there are no existing or, to the best of the Licensor's knowledge, threatened legal proceedings brought against the Licensor, in respect of its ownership of the Software; and

	(v)	the Software does not contain any programs undisclosed to the Licensee which are intended to permit unauthorized access, or cause damage to other programs, data or hardware, nor does the Software contain any feature designed for the destruction of such data.

10.     Indemnification

(a)	The Licensor covenants and agrees to indemnify and save harmless the Licensee from and against any loss or damage suffered by the Licensee as a result of any material breach of, non-compliance with or untruth of any of the warranties, representations or covenants of the Licensor contained in this Agreement, in any schedule hereto, in any documents to be executed and delivered pursuant to this Agreement or in any documents delivered in connection with this Agreement or any claims by any other person regarding matters which arose prior to or as a result of the entering into of this Agreement by the Licensee, including, without limiting the generality of the foregoing, all reasonable costs and expenses (including legal fees incurred in connection with any such loss or damage and in connection with any claim under this Section).

(b)	The Licensee acknowledges and agrees that neither dot com nor any of its shareholders, directors, officers, employees or representatives will be liable to the Licensee or any of the Licensee's customers for any damages, including without limitation special, indirect, consequential, punitive or exemplary damages, or damages for loss of profits or savings, in connection with this Agreement, the services or the hardware or any other information, material or services provided by the Licensor to the Licensee under this Agreement.

(c)	The Licensee covenants and agrees to indemnify and save harmless the Licensor from and against any loss or damage suffered by the Licensor as a result of any material breach of, non-compliance with or untruth of any of the warranties, representations or covenants of the Licensee contained in this Agreement, in any schedule hereto, in any documents to be executed and delivered pursuant to this Agreement or in any documents delivered in connection with this Agreement or any claims by any other person regarding matters which arose prior to or as a result of the entering into of this Agreement by the Licensor, including, without limiting the generality of the foregoing, all reasonable costs and expenses (including legal fees incurred in connection with any such loss or damage and in connection with any claim under this Section).

11.   Governing Law

        This Agreement shall be interpreted and governed by the laws of Antigua and Barbuda.

12.    Confidentiality

(a)	The Licensee acknowledges that the Licensor's Confidential Information is confidential, a trade secret, and is owned by the Licensor. The Licensor acknowledges that the Licensee's Confidential Information is confidential, a trade secret, and is owned by the Licensee.

(b)	The Licensee and Licensor confirm that each will take all reasonable precautions to maintain the confidentiality of the other party's Confidential Information and to prevent the unauthorized disclosure to third parties of such Confidential Information.

(c)	The parties agree not to disclose to any third party and to keep confidential the terms of this License Agreement throughout the Term.

 13.     Assignability

(a)	The Licensee may not assign this Agreement without the prior written consent of the Licensor, such consent not to be unreasonably withheld.

(b)	This Agreement is binding on the parties to this Agreement and their successors and permitted assigns.

14.    Ownership

        Licensee acknowledges that Licensor will at all times retain ownership of the Software and all copyright and trade mark rights relating thereto.

15.    General Provisions

(a)	This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof.

(b)	This Agreement cannot be modified or amended other than by written modification made in writing and executed by the parties hereto.

(c)

All notices, requests, demands or other communications by the terms hereof required or permitted to be given by one party to another shall be given in writing by personal delivery, telecopy or by registered mail, postage prepaid, addressed to such other party or delivered to such other party as follows:

(i) to the Licensor at: c/o dot com Entertainment Group 150 Randall St., Suite 203 Oakville, Canada, L6J 1P3 Fax: (905) 337-8630 Attention: Scott F. White, President

(ii) to the Licensee at: The CyberBingo Corporation Nassau, Bahamas Attention: G. Gomez

or at such other address as may be given by either of them to the other in writing from time to time and such notices, requests, demands or other communications shall be deemed to have been received when delivered or transmitted by telecopy or, if mailed, forty-eight (48) hours after 12:01 a.m. on the day following the day of the mailing thereof; provided that if any such notice, request, demand or other communication shall have been mailed and if regular mail service shall be interrupted by strikes or other irregularities, such notices, requests, demands or other communications shall be deemed to have been received forty-eight (48) hours after 12:01 a.m. on the day following the resumption of normal mail service.

(d)	The waiver by any party of a breach of this Agreement does not constitute a waiver or other breaches or rights under this Agreement.

(e)	Delays or non-performance of any obligations under this Agreement caused by events beyond the control of the party having the obligation, shall not be a breach of this Agreement. The time of carrying out the obligation shall extend for a period equal to the time over which the conditions existed.

(f)	The headings in this Agreement are for reference purposes only and cannot be used to construe the terms of the agreement.

(g)	This Agreement does not establish a joint venture or partnership between the Licensor or Licensee.

(h)	Time is of the essence of this Agreement and each part thereof.

        IN WITNESS WHEREOF the parties have duly executed this Agreement as of the date and year first above written.

DOT COM (ANTIGUA) LTD.

Per:
Authorized Signing Officer

Per:
Authorized Signing Officer

THE CYBERBINGO CORPORATION

Per:
Gonzalo Gomez

SCHEDULE "A"

SOFTWARE

The Software shall mean a licensed data processing program or micro program consisting of a series or sequence of signals, or instructions, statements, or fonts stored on any media in machine readable form, and any related licensed materials such as, but not limited to, graphics, flow charts, logic diagrams, manuals, and listing made generally available by dot com for use in connection with the licensed programs.

This License Agreement provides for the Licensee's use of one (1) copy of the Licensor's back-end management system and/or database, with multiple front-ends. This License Agreement shall also include the Licensee's right to operate a free Internet Bingo game, making use of the same game management system and the Old Software, which will contain a second back-end management system and player database. At no time throughout the Term shall the Licensee operate a duplicate back-end management system and database without the express written consent of the Licensor.

The Bingo Software shall consist of one back-end management system in addition to an inventory of Bingo Patterns, Bingo Gifs, Bingo Voice Callers and Announcers, such to be agreed to by the parties from time to time. The Casino Software system shall operate on the same back-end management system and database used to operate the Bingo Software and will contain at least one (1) Internet Casino, which shall include games of chance which includes, but is not limited to, blackjack, craps, roulette, video poker and slot machines and other games which may be added from time to time by the Licensor.

SCHEDULE "B"

ROYALTY SLIDING SCALE

AMOUNT OF NET MONTHLY SALES	PERCENTAGE OF NET MONTHLY SALES PAYABLE AS A ROYALTY
$0 - 500,000	25%
$500,001 - $2,000,000	23%
$2,000,001 +	21%

NOTES

All numbers are in US dollars.

The sliding scale will be applied as follows:

$0 to $500,000: $ 125,000 (25%)

$500,001 to $$2 MM $ 345,000 (23%)

$2 MM to $6 MM $ 840,000 (21%)

TOTAL ROYALTY FOR MONTH: $ 1,310,000.00

SCHEDULE "C"

[SOFTWARE SUPPORT AGREEMENT]